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Exhibit 10.21

SUBLEASE AGREEMENT

        THIS SUBLEASE AGREEMENT (hereinafter referred to as this "Lease") is made and entered as of this 17th day of December, 2002, by and between SEEBEYOND TECHNOLOGY CORPORATION (the "Sublessor") and FIDELITY NATIONAL INFORMATION SERVICES, INC. (the "Sublessee").

RECITALS:

        WHEREAS,

        A.    Sublessor is the current tenant under a lease agreement dated as of June 19, 2000 (the "Master Lease") by and between THE EMPLOYEES RETIREMENT SYSTEM OF THE STATE OF HAWAII, a Government agency of the State of Hawaii, as landlord, and Sublessor, as tenant (the "Master Lease"), a copy of which is attached hereto as Exhibit A.

        B.    Sublessor hereby leases and demises to Sublessee, and Sublessee hereby takes and hires from Sublessor, upon the terms and conditions set forth herein, improvements containing, in the aggregate, approximately 7,417 square feet of rentable space in an office space located in the second floor suite at 222 E. Huntington Drive, Monrovia, California, all as more particularly described in Exhibit B hereto (the "Leased Premises").

        NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and conditions set forth herein, Sublessor and Sublessee further understand and agree that:

          1.    TERM.    This Lease shall be effective as of the date hereof, but its terms shall commence on December 17, 2002 (the "Commencement Date") and shall end on the earlier of (a) December 1, 2003, or (b) the date the Master Lease expires or terminates (the "Term"). Landlord agrees to use its best commercially reasonable efforts to deliver possession of the Premises to Tenant by the Commencement Date. If, despite said efforts, Landlord is unable to deliver possession as agreed, Landlord shall not be subject to liability therefore, nor shall such failure affect the validity of this Lease. Tenant shall not, however, be obligated to pay Rent or perform its other obligations until it receives possession of the Premises. If possession is not delivered within 60 days after December 17, 2002, Tenant may, at its option, by notice in writing within 10 days after the end of such 60 day period, cancel this Lease, in which event the parties to this Lease shall be discharged from all obligations hereunder. If such written notice is not received by Landlord within said 10-day period, Tenant's right to cancel shall terminate. Except as otherwise provided, if possession is not tendered to Tenant by February 17, 2002, and Tenant does not terminate this Lease, any period of rent abatement that Tenant would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Tenant would otherwise have enjoyed under the terms of this Lease, but minus any days of delay caused by the acts or omissions of Tenant. If possession of the Premises is not delivered within four months after December 17, 2002, this Lease shall terminate unless other agreements are reached between Landlord and Tenant, in writing.

        Notwithstanding anything to the contrary herein contained, Sublessee may, at any time after the last day of the sixth (6th) full calendar month of the term, upon thirty (30) days advance written notice, terminate the term of this Lease. In the event of such notice, the Term shall end on the date set forth in such notice (but in no event earlier than the thirtieth (30th) day after the receipt thereof by Lessor), and the Base Rent shall be pro-rated. The Sublessor shall deliver possession of the premises to the Sublessee on the Commencement Date.

          2.    RENT.

            (a)  Sublessee shall pay $12,238.05 per month (the "Base Rent") to Sublessor in advance on the first day of each calendar month during the Term. Upon acceptance of the Lease Agreement, Sublessee shall deliver to Sublessor a Cashier's Check in the amount of $6,526.79, which amount shall be credited towards the rent payable between December 17, 2002 and December 31, 2002. Thereafter, Base Rent shall be payable on the first day of each month.

            (b)  All payments of rent hereunder shall be made to Sublessor as the same becomes due in lawful money of the United States, at such places as hereinafter may be designated. Nothing contained in this Lease shall be construed to be or create a partnership of joint venture between parties.

            (c)  If Sublessee fails to pay any installment of rent or other payment due under this Lease within five (5) days after the due date, Sublessee shall pay to Sublessor a late charge equal to five percent (5%) of the amount due plus any attorney's fees incurred by Sublessor or Master Lessor by reason of Sublessee's failure to pay rent or any other charges when due hereunder to compensate Sublessor or Master Lessor for the extra cost incurred as a result of such late payment. The late charge shall be deemed to be rent, and the right to require it shall be in addition to all of Sublessor's other rights and remedies for a payment failure of Sublessee, including the right to charge interest on the past due amount.

          3.    TAXES.    Sublessee shall pay, as additional rent, all real property taxes applicable to the Leased Premises for which Sublessor is liable under the Master Lease. Sublessor shall provide Sublessee with a written statement as and when taxes shall become due, and Sublessee shall pay to Sublessor the amount attributable to the real estate taxes on the Leased Premises (determined by multiplying the taxes due under and in accordance with the Master Lease by a fraction, the numerator of which is 7,417 and the denominator of which is the square footage leased to Sublessor under the Master Lease) on the date set forth for such payment in such statement. In addition to the foregoing, Sublessee shall pay all personal property taxes levied on sublessee's trade fixtures and equipment and other personal property located on the Leased Premises and all other taxes that may be levied, imposed or assessed upon this Lease or upon any rental or other payments of any kind or nature whatsoever made hereunder or in connection herewith or with the conduct of the Sublessee's business operations or any rentals received by Sublessee from permitted occupants or sub-subtenants of the Leased Premises. The obligations hereunder shall apply to all real estate taxes and assessments assessed or levied during the term of this Lease, and such obligations shall survive the expiration or sooner termination of this Lease until all such tax payments have been made in accordance herewith.

          4.    UTILITIES.    Master Lessor or the utility service providers shall furnish to the Leased Premises the utilities and services described in the standard for Utilities and Services, attached hereto as Exhibit C. Sublessor shall pay the cost of same in accordance with the Master Lease. Sublessee shall pay prior to delinquency, all charges for any utilities used on the Leased Premises during the term of this Lease (other than those described in Exhibit C).

          5.    INSURANCE.

            (a)  Sublessor shall, at its sole cost and expense, be responsible for maintaining the fire and extended coverage insurance covering all improvements and structures in amounts and under policies required by the terms of the Master Lease. Sublessee shall, at its sole cost and expense, be responsible for all bodily injury and property damage comprehensive public liability insurance policies in amounts equal to the greater of (i) the coverage amounts set forth in the Master Lease, and (ii) a combined single limit of not less than TWO MILLION

    DOLLARS ($2,000,000.00), and any other insurance required to be maintained by Sublessor under and in accordance with the Master Lease (other than casualty insurance).

            (b)  Sublessee shall deliver to Sublessor, and, if required under the Master Lease, the Master Lessor, a duplicate original of each policy maintained by Sublessee in accordance herewith, or in lieu thereof, a certificate issued by the carrier. Each such policy or certificate shall provide that the same shall not be cancelled without at least ten (10) days' prior written notice to Sublessor (and, if required by the Master Lease, the Master Lessor), and shall name Sublessor or Sublessor's designees and Master Lessor as additional insureds thereunder.

          6.    USE.    The Leased Premises shall be used for general office and related or ancillary uses if and to the extent permitted under the Master Lease and applicable law, and the Leased Premises shall be used for no other use.

          7.    FURNITURE.    Sublessee shall be entitled to use all furniture currently in the Leased Premises at no additional charge. Sublessee shall return same to Sublessor at the end of the term in substantially the same condition such items shall be delivered to Sublessor, subject to reasonable wear and tear. Sublessor and Sublessee shall agree on a schedule of such items, which schedule shall be attached to this Lease as Exhibit D.

          8.    ALTERATIONS.    Sublessee shall not, at any time during the Term, make any Alterations (as defined in the Master Lease) without the prior written approval of Sublessor, and, to the extent required by the terms of the Master Lease, the Master Lessor and Sublessor. Sublessee shall be responsible for the cost of removing any Alteration which must be removed in accordance with the terms of the Master Lease as well as for the costs of repairing any damage caused to the Leased Premises by virtue thereof and/or the removal thereof. All Alterations shall become the property of Master Lessor and title thereto shall automatically vest in Master Lessor without the necessity of Sublessee executing any further instrument and without the necessity of any payment therefor by Sublessor or Master Lessor. Upon the expiration or sooner termination of the Term, Sublessee shall remove any Alterations from the Leased Premises which are, by the terms of the Master Lease, required to be removed (and any damage to the Premises caused by such removal shall be repaired) by Sublessee or Master Lessor (at Master Lessor's option) at Sublessee's sole expense.

          9.    MAINTENANCE AND REPAIR.

            (a)  Sublessor or Master Lessor shall be responsible for maintenance and repair of the Leased Premises, as required by the terms of the Master Lease. Except as set forth in the first sentence hereof, Sublessee shall maintain the Leased Premises in a clean and sanitary condition and as otherwise required by the terms of the Master Lease, in accordance with all applicable state, city and county health and sanitation laws and ordinances and as directed by the proper public officials during the term of this Lease. Sublessor shall not be called upon to make any improvements or repairs in or upon the Leased Premises during the term of this Lease except as expressly required or permitted herein or in the Master Lease.

            (b)  Upon the surrender of possession at the expiration or earlier termination of the Master Lease, Sublessee shall take any action required by Master Lessor with respect to the condition of the Leased Premises (other than with respect to repairs, if any, to the structural portions of the building, replacement of the roof, landscaping and parking lots).

          10.  DAMAGE, DESTRUCTION AND CONDEMNATION.

            (a)  Should the Leased Premises be damaged, destroyed or taken by eminent domain, this Lease shall survive to the same extent as the Master Lease survives, Sublessor shall have no obligation to restore the Leased Premises, and the Leased Premises shall be repaired and the rent shall be abated only to the extent as so provided for in the Master Lease. Sublessor agrees to use best and reasonable efforts to enforce the obligations, if any, of Master Lessor under the Master Lease to restore the Leased Premises in the event of a casualty or condemnation.

            (b)  Sublessee waives the provisions of California Civil Code Sections 1932 (2) and 1933 (4) which relate to termination of leases when the thing leased is destroyed and agrees that such event shall be governed by the terms of this Lease.

          11.  LIENS.

            (a)  Sublessee shall at all times indemnify, save and hold Sublessor, Master Lessor, and the Leased Premises free, clear and harmless from any claims, liens, demands, charges, encumbrances or litigation arising directly or indirectly out of any use, occupancy or activity of Sublessee, its agents and employees, or out of any work performed, material furnished, or obligations incurred by Sublessee, its agents and employees, in, upon, about or otherwise in connection with the Leased Premises, and shall, except as hereinafter permitted, pay or cause to be paid for all work performed and material furnished to the Leased Premises or the Sublessor's reversionary estate therein, and will keep the Leased Premises free and clear of all mechanics' liens and materialmen's liens.

            (b)  If any such lien is recorded against the Leased Premises, Sublessee shall at its expense cause it to be discharged by bond pr otherwise within ten (10) days after the recording thereof.

            (c)  Should any claim of lien be filed against the Leased Premises, or any action or proceeding be instituted affecting the title to the Leased Premises, Sublessee shall give Sublessor written notice thereof as soon as Sublessee obtains knowledge thereof.

          12.  ASSIGNMENT AND SUBLETTING.    Sublessee shall not assign or sublet this Lease or any interest of Sublessee herein without the prior written consent of Sublessor, and (to the extent required by the terms of the Master Lease) the prior written consent of Master Lessor. Sublessor shall not unreasonably withhold or condition its consent to such a request. No such consent of the Sublessor shall be required (but subject to the consent of the Master Lessor as required by the terms of the Master Lease) for any assignment or subletting of this Lease to an entity which shall be an "affiliate" of Sublessee. For purposes hereof, an "affiliate" means an entity which controls, is controlled by or us under common control with, Sublessee, and "control" means the direct or indirect ownership of 51% of the common stock of voting rights.

          13.  MASTER LEASE TERMS.    Sublessee will do nothing that would cause Sublessor to be in default of the Master Lease. Sublessee further covenants to comply with the terms, covenants, agreements, provisions and conditions of the Master Lease (other than to the extent otherwise provided herein) all of which are made part of and incorporated into this Lease as if recited in full in this Lease. In the event of a conflict between the terms of the Master Lease and the terms of this Lease, the terms of the Master Lease shall control.

          14.  SUBLESSOR'S RIGHTS UPON DEFAULT.    Should Sublessee fail to pay any rent or other amount payable hereunder by Sublessee when due, or should Sublessee or its officers, agents or employees violate any of the other terms, conditions, or provisions of this Lease, or should Sublessee vacate or abandon the Leased Premises or any part thereof contrary to the terms and provisions of this Lease (each a "Default), Sublessor may, at its option, at any time after the expiration of three (3) days following the delivery to Sublessee of a written notice notifying Sublessee of such Default, terminate this Lease and have the immediate right of re-entry, and may remove all persons and property from the Leased Premises. Such property may be stored in a public warehouse or elsewhere at the cost of, at the risk of, and for the account of Sublessee. In the event of a Default, Sublessor shall recover from Sublessee (1) the worth at the time of the award of unpaid rent which has been earned at the time of termination, (2) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Sublessee proves could have been reasonably avoided, (3) the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Sublessee proves could be reasonably avoided, (4) Sublessor's expenses incurred in recovering possession of the Leased Premises, (5) Sublessor's expenses incurred in any re-letting of the Leased Premises including the expenses of any alterations or repairs to the Leased Premises in connection with such re-letting, (6) all other sums due hereunder, and (7) any other amount necessary to compensate Sublessor for all the detriment proximately caused by Sublessee's Default including, without limitation, obligations arising under or with regard to the Master Lease and costs of Sublessor thereunder; and, if this Lease is not terminated, Sublessor may enforce all of Sublessor's rights and remedies hereunder, including without limitation upon the foregoing, the right to recover the rent as it becomes due. The exercise by Sublessor of any remedy shall not preclude the exercise of any other remedy.

          15.  SURRENDER OF PREMISES.    Upon the expiration or sooner termination of the term of this Lease, including any extension or renewal hereof, Sublessee shall, at its sole cost and expense, remove its personal property, trade fixtures and equipment, and such other movable items Sublessee has installed or placed on the Leased Premises (all of which are hereafter referred to as Sublessee's property) from the Leased Premises within fifteen (15) days after receipt of written direction to do so from Sublessor and repair all damages thereto resulting from such removal, and Sublessee shall thereupon surrender the Leased Premises in the same condition as they were on the date Sublessee opened for business, except for permitted alterations and modifications as provided herein and reasonable wear and tear (including damage thereto which Sublessee is not required to repair) excepted. In the event Sublessee shall fail to remove any of Sublessee's property as provided herein, Sublessor may, but is not obligated to do so, remove all of Sublessee's property and repair all damage to the Leased Premises resulting from such removal, and store the same in any public or private warehouse, all at Sublessee's expense. Sublessee shall pay to Sublessor interest at the rate of ten percent (10%) per annum from the date of payment by Sublessor of any costs associated with the preceding failure. Sublessor shall have no liability to Sublessee for any loss or damage to Sublessee's property caused or resulting from such removal or otherwise.

          16.  NOTICES.    All notices and other communications required under this Lease shall be in writing and delivered either personally or by sending the same, postage prepaid, by United States certified mail, return receipt requested, or overnight courier addressed to the party hereto to whom the same is directed at the following address:

To Sublessor:	SEEBEYOND TECHNOLOGY CORPORATION

To Sublessee:	Fidelity National Information Services, Inc. 222 Huntington Drive, Monrovia, CA 91016

  Either party hereto may from time to time change its mailing address by written notice to the other party.

          17. WAIVER.    The waiver by either party hereto of any breach, of any term, covenant or condition of this Lease to be performed by the other, shall not be deemed to be a waiver of any subsequent breach thereof.

          18. LEGAL EXPENSES.    In the event of any action or proceeding brought by either party against the other under this Lease the prevailing party shall be entitled to recover reasonable attorneys' fees in such action or proceeding, including costs of appeal, if any. In addition, should it be necessary for Sublessor to employ legal counsel to enforce any of the provisions herein contained, Sublessee agrees to pay all attorneys' fees and court costs reasonably incurred.

          20.  CONSENT OF MASTER LESSOR.    Sublessee understands that this is a Sublease and that prior written approval of Master Lessor is required for Sublessee to sublease. The Sublease is contingent upon Sublessor obtaining such prior written approval from Master Lessor, which Sublessor shall make it's best efforts to obtain in a timely manner.

          21.  INDEMNIFICATION.    Sublessee agrees to protect, defend, indemnify and hold Sublessor harmless from and against any and all liabilities, claims, expenses, losses and damages (including reasonable attorneys' fees and costs) (collectively, "Claims"), that may at any time be asserted against Sublessor by any person as a result of Sublessee's use or occupancy of the Leased Premises or from the failure of Sublessee to maintain the Leased Premises in the manner required herein, except to the extent any of the foregoing is caused by the negligence or willful misconduct of Sublessor. Sublessor agrees to protect, defend, indemnify and hold Sublessee harmless from and against any and all Claims, that may at any time be asserted against Sublessee by any person as a result of any Hazardous Materials on the Leased Premises, except to the extent the presence of such Hazardous Materials is in any way attributable to the conduct of Sublessee or any Sublessee's affiliates or agents. The provisions of this Section 21 shall survive the expiration or earlier termination of this Lease. For purposes of these indemnity provisions, all acts or omissions of either party or its respective affiliates, employees and agents shall be strictly attributable to said party.

          22.  WAIVER OF CLAIMS.Sublessee waives all claims against Sublessor, its agents and employees for damage to persons or property sustained by Sublessee or any other person resulting from damage to the Leased Premises, its fixtures or any of Sublessee's personal property, or resulting directly or indirectly from any act or omission of Sublessor or any occupant or any other person, including Sublessor's agents and servants. This Section 22 shall apply especially, but not exclusively, to damage caused by roof leakage, refrigerators, sprinkling devices, air conditioning apparatus, water, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures and shall apply whether any such damage results from the act or omission of Sublessor or of any other person, and whether such damage be caused or result from anything above mentioned or referred to, or any different nature. All property belonging to Sublessee or any occupant of this Lease Premises shall be there at the risk of Sublessee or such other person only, and Sublessor shall not be liable for damage thereto or theft or misappropriation thereof.

          23.  CONDITION OF LEASED PREMISES.    Sublessor shall deliver the Leased Premises in "As Is" condition. Sublessee has heretofore had the opportunity to inspect all structural, mechanical, plumbing and electrical systems and confirm that they are in good and working condition and, to the best knowledge of Sublessor, in compliance with all existing and applicable code requirements. Except to the extent set forth herein, Sublessee is in no way relying on any representation, oral or written, of Sublessor with respect to the condition of the Leased Premises.

          24.  BROKERS.    Sublessor and Sublessee each represents to the other that it has dealt directly with and only with ORION REALTY GROUP as broker in connection with this Lease, and that insofar as each of Sublessor and Sublessee knows no other broker negotiated this Lease or is entitled to any commission in connection therewith. Each of Sublessor and Sublessee shall indemnify and hold the other harmless from all claims of any other brokers in connection with the acts of the indemnifying party.

          25.  All prior understandings and agreements between the parties are merged within this Lease, which along fully and completely sets forth the understanding of the parties; and this Lease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the charge or termination is sought.

        IN WITNESS WHEREOF, Sublessor and Sublessee have each caused this Lease Agreement to be executed as of the day and year first above written.

SUBLESSOR:		SUBLESSEE:
SEEBEYOND TECHNOLOGY		FIDELITY NATIONAL INFORMATION
CORPORATION, a California corporation		SERVICES, Inc.
By:	/s/ Barry J. Plaga Barry J. Plaga, CFO	By:	/s/ Fernando Velez Jr. Fernando Velez Jr. Secretary

EXHIBIT A

MASTER LEASE

EXHIBIT B

DESCRIPTION OF LEASED PREMISES

EXHIBIT C

STANDARDS FOR UTILITIES AND SERVICES

EXHIBIT D

STANDARDS FOR FURNITURE

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SUBLEASE AGREEMENT
RECITALS
EXHIBIT A MASTER LEASE
EXHIBIT B DESCRIPTION OF LEASED PREMISES
EXHIBIT C STANDARDS FOR UTILITIES AND SERVICES
EXHIBIT D STANDARDS FOR FURNITURE